Exhibit 99.1

Contacts:
Robert Starr                                      Steve Crosby
SVP & Treasurer                              SVP, Government Affairs & Public Relations
203-614-5708                                       916-206-8198
robert.starr@ftr.com                        steven.crosby@ftr.com

Frontier Communications
Announces Resignation of EVP & Chief Financial Officer

STAMFORD, Conn., December 19, 2012 - Frontier Communications Corporation (NASDAQ: FTR) announced today that Don Shassian, its Executive Vice President and Chief Financial Officer, will be resigning from the company.  Mr. Shassian will remain in his current position as Chief Financial Officer through the year-end 2012 closing process and filing of the year-end financial statements and certifications on February 26, 2013.  He will be succeeded by John M. Jureller who will join the company on January 7, 2013 and become Chief Financial Officer on February 27, 2013.  Mr. Shassian will remain with Frontier until March 31, 2013 to help transition responsibilities.

Frontier’s Chairman and Chief Executive Officer Maggie Wilderotter said, “We announce Don’s resignation with regret.  He has been a major contributor to our company during pivotal times.  In addition to helping spearhead major acquisitions and system conversions, he did a great job managing our balance sheet and interfacing with all of our shareholders.”  Mrs. Wilderotter recognized Mr. Shassian’s overall leadership and his contributions to Frontier during his nearly seven-year tenure.

Mrs. Wilderotter added, "On behalf of everyone at Frontier, we wish Don and his family the best in their future endeavors.  We appreciate all he has done for Frontier during a time that included company-wide transformation.  We tripled in size in 2010, and thanks to Don’s astute oversight we completed key system conversions almost a year ahead of schedule, resulting in increased synergies savings and improved processes.”  Mr. Shassian will leave Frontier with the integration of the Verizon acquisition complete, including $650 million of realized synergies.

Mr. Shassian stated, "I am glad to have had the opportunity to work with Maggie and the team at Frontier.  My decision to resign allows me to explore the next chapter in my career now that the transition of all our systems to the Frontier platform is complete.  I am very pleased about what we have accomplished at Frontier as a team and very proud of my contributions to its overall growth into a FORTUNE 500 company.  I wish everyone at Frontier success and look forward to helping John in the transition of responsibilities."

About Frontier Communications
Frontier Communications Corporation (NASDAQ: FTR) is an S&P 500 company and is included in the FORTUNE 500 list of America’s largest corporations.  Frontier offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices and advanced business communications for medium and large businesses in 27 states.  Frontier’s approximately 15,300 employees are based entirely in the United States.  More information is available at www.frontier.com.
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